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Exhibit 10.7

«Date»

«Name»
«Address 1»
«Address 2»

Dear «First Name»:

        This letter sets forth the specific terms of the Retention Incentive and confirms your participation in the Executive Continuity and Protection Program, and seeks your signature acknowledging acceptance of the overall retention/incentive package and waiver of the current CIC Agreement.

        In recognition of your commitment and such waiver, the Compensation Committee has granted to you the opportunity to earn a special, target retention bonus of «TargetRetentionBonus» (the "Retention Bonus"). You will have the opportunity to earn 50% of the Retention Bonus on the first anniversary of the closing of the merger (February 9, 2006) and the second half on the second anniversary (February 9, 2007). The amount of Retention Bonus earned will be subject to increase or decrease depending upon the results of your annual performance review for 2005, with respect to the first half of the Retention Bonus, and for 2006 with respect to the second half of the Retention Bonus. The performance-adjusted amounts will be as follows:

Annual Performance Review	% of Retention Bonus Paid	$ of Payment
"Above Target"	110%	«M_55retentiontarget»
"On Target"	100%	«M_50retentiontarget»
"Below Target"	90%	«M_45retentiontarget»

        Payment will be made no later than the second regular payroll date after the amount is earned.

        Because the purpose of the Retention Bonus is to recognize your agreement to continue your employment in the Molson Coors organization, no Retention Bonus will be earned or paid should your employment terminate prior to February 9, 2006, and the second half will not be paid if your employment terminates prior to February 9, 2007. There are three limited exceptions to this rule:

  (1)
  if you die, while still employed by the Molson Coors organization,

  (2)
  if your employment terminates due to disability (as defined in an applicable company-sponsored long-term disability plan), or

  (3)
  if your employment with the Molson Coors organization terminates under circumstances which would entitle you to Severance Benefits under the new Molson Coors Executive Continuity and Protection Program referred to below.

        In each of these three instances, any unpaid Retention Bonus will be treated as earned at the "On Target" amount as of the date of the termination of your employment and will be paid to you (or, in the event of your death, the beneficiary you have designated on the attached form) no later than the second regular payroll date following termination of your employment.

        As you would expect, the Retention Bonus will be subject to any required withholding. Given the unique nature of this award, the Retention Bonus will not be considered compensation that, if taken into account, would increase the benefit you accrue or are entitled to under any employee benefit plan.

        As we have also discussed, another part of the retention/incentive package and consideration for your commitment and waiver of your CIC Agreement is your participation in the new protection program—the Molson Coors Executive Continuity and Protection Program. This Agreement Letter confirms that the Compensation Committee has designated you as a Participant under that Program and is a "Retention Agreement" under the Program. A copy of the Program, your Applicable Benefits Schedule, and two copies of an updated Confidentiality and Noncompetition Agreement required under the Program, accompany this letter. As you will see, the Applicable Benefits Schedule sets forth the cash and other Severance Benefits you will be entitled to receive in the event of a qualifying termination prior to February 9, 2007. The Noncompetition Agreement reflects terms of the similar agreement you previously signed, updated to reflect the merger.

        We are hopeful that you join with us in the effort to make Molson Coors a winning company. If you agree, please sign, date and complete the two (2) copies of this Agreement Letter (including the Beneficiary Designation), sign and date two (2) copies of the Confidentiality and Noncompetition Agreement, sign and date Form of Release, and return one executed copy of each document to Mara Swan by the end of business on March 15, 2005, and retain the other copy for your files. Your signature indicates your agreement to the terms of this Agreement Letter, the Program and the Confidentiality and Noncompetition Agreement, and to waiver and cancellation of your rights under your current CIC Agreement.

Molson Coors Brewing Company
W. Leo Kiely III President and Chief Executive Officer

        I acknowledge my agreement to the foregoing, including my agreement to waive and cancel the CIC Agreement I previously entered into with Adolph Coors Company and Coors Brewing Company, it being my intention and understanding that such Agreement shall no longer be of any force or effect and I have no rights to any payments or benefits thereunder.

«Formal Name»
Dated	, 2005

BENEFICIARY DESIGNATION:

        In the event of my death prior to the date the earned Retention Bonus, if any, is paid to me, then the Retention Bonus shall be paid to the following beneficiary(ies):

(i)	Name:
		(Last)	(First)	(Middle Initial)
Social Security Number:		Date of Birth	Relationship	*Share%
(ii)	Name:
		(Last)	(First)	(Middle Initial)
Social Security Number:		Date of Birth	Relationship	*Share%
(iii)	Name:
		(Last)	(First)	(Middle Initial)
Social Security Number:		Date of Birth	Relationship	*Share%

*
Total must equal 100%

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  Exhibit 10.7